Exhibit 99.1

WEYCO GROUP, INC. DECLARES SPECIAL CASH DIVIDEND

Milwaukee, Wisconsin---November 5, 2024---Weyco Group, Inc. (NASDAQ: WEYS) (the “Company”) announced that today its Board of Directors declared a special one-time cash dividend of $2.00 per share.  The Company’s total cash outlay for this special dividend will be approximately $19 million. The dividend will be paid on January 2, 2025, to shareholders of record at the close of business on November 18, 2024.

“We are pleased to announce this return of capital to shareholders,” stated Thomas W. Florsheim, Jr., Chairman and CEO.  “Our strong financial performance over the past few years led to a buildup of cash in excess of the amount necessary to fund operations, capital expenditures, and fulfill corporate obligations. As a result, we are returning capital to shareholders in the form of a special one-time cash dividend alongside our regular quarterly dividend.  Looking ahead, we believe our strong balance sheet and liquidity will continue to allow us to fund organic growth, invest in our business, and remain opportunistic with respect to future strategic opportunities or share repurchases.”

About Weyco Group

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters, and Forsake. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide.  Weyco Group also operates Florsheim stores in the United States, Australia, and South Africa.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause our results to be materially different from the results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the impact of inflation generally and, specifically, increases in our costs for materials, labor and other manufacturing inputs, a slow down or contraction in the overall U.S. or Australian economies, our ability to successfully market and sell our products in a highly competitive industry and in view of changing and unpredictable consumer trends, the effect of unseasonable weather conditions on the demand for certain of our products, our ability to successfully procure our products from independent manufacturers on a timely basis, consumer acceptance of products and other factors affecting retail market conditions, changes in interest rates, the uncertain impact of the wars in Ukraine and Israel and the related economic and other sanctions imposed by the U.S. and European Union, and other factors detailed from time to time in our filings made with the Securities and Exchange Commission, including our annual report on Form 10-K filed on March 14, 2024, which are incorporated herein by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

Judy Anderson

Vice President, Chief Financial Officer and Secretary

414-908-1833